Second Quarter Performance Reports

Financial Results

     U.S. Premium Beef, LLC (USPB) has closed its books for the second quarter of fiscal year 2020 and filed results with the Securities and Exchange Commission.

     For the quarter, which ended June 27, 2020, USPB recorded net income of $101.2 million. Compared to net income of $24.7 million in the same period in the prior year, it was an improvement of approximately $76.5 million.

     Year-to-date, USPB recorded net income of $113.4 million, compared to net income of $35.3 million in the same period in the prior year, an improvement of approximately $78.1 million. The year-over-year improvement was the result of higher net income at National Beef Packing Company, LLC (National Beef).

     For the second quarter, National Beef recorded net income of $679.3 million, an increase of $512.1 million, compared to the same period a year ago. Through the end of June, National Beef realized net income of $766.2 million, an increase of $521.0 million from the prior year. Higher volumes resulting from the June 2019 acquisition of the Iowa Premium beef processing plant and higher per unit beef processing margins led to an overall profitability increase in the 2020 period, as compared to the same period a year ago.

     As a result of the increase in income, USPB’s Board of Directors has approved a discretionary distribution to be made to members of record as of August 5, 2020. The distribution will be $7.48 per Class A unit and $65.53 per Class B unit, and will be made prior to the end of August 2020.

     During the first half of 2020, USPB producers delivered 421,221 head of cattle through USPB to National Beef. The average gross premium for all cattle delivered was $45.81 per head, with the top 25% and 50% receiving premiums of $89.27 and $73.02, respectively.

     USPB’s unique advantage continues to be the superior quality cattle delivered by producers, which enables National Beef to generate more value and provide more opportunities in the consumer marketplace.

Grid Performance

     Grid performance during the second quarter of fiscal year 2020 is summarized in Figure 1 (page 3).

     The table’s first six rows are a few of the Base grid inputs. The remaining rows summarize the performance of cattle delivered to Kansas plants during this quarter, the previous quarter and the second quarter a year ago. Please note that “100% steer lots” pertains only to lots that are 100% steers. Not all remaining lots would be all heifers since some are reported as “mixed sex.”

     The coronavirus (COVID-19) pandemic caused significant disruption to most meat processing plants throughout the United States, as some plants were closed for up to two weeks. When in operation, some ran at only 50% of normal capacity. This decrease in slaughter capacity resulted in a backlog of market-ready cattle within the industry during much of the second quarter.

     COVID-19 caused some influence on carcass performance and grid results of USPB cattle this quarter. However, USPB unitholders who own delivery rights were able to market on an allocation system. This helped reduce the backlog’s effects on carcass performance. Figure 2 shows the weekly total fed cattle slaughter volume as reported by USDA.

     One of the most noticeable effects was a significant increase in live and carcass weights. This was even more notable as the second quarter is known for harvesting more calf-feds, plus there was a little lower percentage of steers delivered compared to a year ago.

     Weights were still lighter than the records set during the previous quarter, but significantly higher than the same quarter a year ago. This can certainly be attributed, in part, to the backlog.

     However, the trend for increased weights compared to previous years, was already evident before the backlog. Figure 3 shows the weekly USPB average carcass weight during recent years.

     Days on feed was the second highest, although the second quarter is known for generally lighter in-weights and more days on feed due to calf-feds. Compared to a year ago, placement weights were a little heavier with the same days on feed. This resulted in a record-large apparent total feedyard gain of 608 pounds. Likewise, the days on feed in relation to the in-weight index was record large.

     Similarly, yield, or dressing percentage, was high for USPB cattle. Total heavyweight percentage was also high, but not record high. The total heavy percentage was the fifth highest quarter in company history, although it was numerically lower than the previous quarter. But again, the second quarter is when we usually see less heavyweights and they were significantly higher than a year ago. Outweight discount per head followed suit — down slightly from the previous quarter, but significantly higher than the second quarter last year.

     Quality grading was outstanding. Average marbling score and Prime percentage were both record high. USPB Choice and Prime percentage was the fourth highest. The total U.S. cattle industry also had the second highest percentage of carcasses grading Choice and higher.

     Fortunately, the Choice/Select spread was about $5 above average for the second quarter. Premiums in the marketplace for Certified Angus Beef® (CAB) were also strong. In total, the average Quality grade premium per head was up slightly.

     Compositionally, USPB carcasses were similar in backfat and muscling to the previous quarter but were fatter and lighter muscled than a year ago. The percentage of Yield Grade 4 and 5 carcasses was higher. However, plant average thresholds also increased. As a result, Yield Grade premium per head was lower, but still positive.

     The percentage of carcasses that were Over Thirty Months (OTM) was record high during the second quarter (Figure 4). Since Bovine Spongiform Encephalopathy (BSE), some countries will still not allow imported beef from animals more than 30 months of age, as measured by dentition, or teeth, at slaughter.

     Fortunately, this is still a small percentage of the overall mix of USPB cattle. However, the concentration has been slowly and steadily increasing over the past three years.

     This low percentage is not significant overall. Although, some lots or groups of cattle have a high percentage of OTM and discounts for those lots are large. Within the last two years, 60% of the carcasses that were OTM were heifers and 40% steers. At this point it is unclear if the cattle are truly older at harvest or if something environmentally has caused their incisor teeth to erupt through the gumline earlier.

     Total premium per head for all USPB cattle harvested in Kansas is shown in Figure 5. During the second quarter, USPB cattle average premium was $47.59 per head more than if they were sold on the cash, live market. This was up slightly from the previous quarter and similar to a year ago.

     Due to COVID-19, the industry has gone through extreme, historic challenges during the past quarter. Market access, through USPB delivery rights, was even more valuable than ever. Fortunately, National Beef and most beef processing plants have recovered and are back to a more normal level of slaughter capacity. This was challenging for everyone. We appreciate the USPB producers and feedlots who cooperated and delivered cattle during the second quarter.

USPB Grid Performance for Cattle Harvested in Kansas

a = record high/large

Figure 1	FY20,Q2 (this Qtr)	FY20,Q1 (last Qtr)	FY19,Q2 (year ago)	FY20,Q3 -to-date
USDA-KS cash $/cwt.	$109.75	$119.19	$118.85	$95.52
Plant Average Yield, %	63.50	63.50	63.50	63.50
CH/SE spread, $/cwt.	$15.14	$5.03	$11.94	$10.42
Prime/CH spread, $/cwt	$8.62	$11.94	$10.04	$9.40
CAB spread, $/cwt.	$4.06	$4.32	$3.00	$3.87
Plant Average YG 4&5, %	14.95	14.22	10.18	19.98
100% steer lots	42.22	36.62	45.92	42.02
% black hided	74.39	74.41	76.80	74.91
Apparent Avg Daily Gain	3.50	3.65	3.29	3.51
In-weight	736	773	724	744
Days fed	173	163	173	175
Live weight	1,344	1,368[a]	1,293	1,359
Carcass weight	861	875[a]	825	875
Yield, %	64.08	63.98	63.83	64.37
Prime, %	9.30[a]	7.52	6.63	8.95
Choice & Prime, %	89.09	90.97[a]	86.78	89.57
CAB, %	28.51	29.88	29.69	28.04
CHBP, %	0.73[a]	0.69	0.62	0.44
BCPR, %	18.63	20.28	17.52	20.17
Over 30 months, %	2.63[a]	2.20	1.64	2.07
Yield Grade 1&2, %	41.49	43.20	52.28	39.34
Yield Grade 3, %	41.47	41.48	37.64	42.10
Yield Grade 4&5, %	17.03	15.32	10.08	18.56
Average backfat, inches	0.59	0.59	0.55	0.64
Actual–Required REA, sq.in.	0.51	0.54	0.74	0.59
Total Heavyweight, %	4.23	4.33	1.47	4.65
Total Condemned liver, %	19.76	18.53	20.74	23.29
Open Abscessed liver, %	2.88	2.02	2.63	2.73
QG premium/head	$27.67	$22.97	$26.24	$24.31
Yield benefit/head	$16.84	$18.22	$11.36	$21.22
YG premium/head	+$0.47	+$1.53	+$3.06	+$3.80
Outweight discount/head	-$4.06	-$4.71	-$1.74	-$5.49
Steer premium/head	$6.26[a]	$5.36	$6.10	$6.25
Subtotal premium/head	**$47.18**	**$43.37**	**$45.02**	**$50.09**
Natural premium/head	$0.41	$1.39	$2.05	$0.42
Total premium/head	**$47.59**	**$44.76**	**$47.07**	**$50.51**
Top 25% premium/head	$90.81	$88.50	$87.40	$86.94

Figure 2

USDA Fed Cattle Slaughter Volume, head per week
2018
2019
2020
600,000
550,000
500,000
450,000
400,000
350,000
300,000
Jan-4
Feb-4
Mar-4
Apr-4
May-4
Jun-4
Jul-4
Aug-4
Sep-4
Oct-4
Nov-4
Dec-4

Figure 3

USPB Carcass Weight
Fiscal 2018
Fiscal 2019
Fiscal 2020
900
880
860
840
820
800
780
Jan-4
Feb-4
Mar-4
Apr-4
May-4
Jun-4
Jul-4
Aug-4
Sep-4
Oct-4
Nov-4
Dec-4

Figure 4

USPB % Over 30 Months
3.0
2.5
2.0
1.5
1.0
0.5
0.0
03-Q1
04-Q1
05-Q1
06-Q1
07-Q1
08-Q1
09-Q1
10-Q1
11-Q1
12-Q1
13-Q1
14-Q1
15-Q1
16-Q1
17-Q1
18-Q1
19-Q1
20-Q1

Figure 5

Total USPB Premium, $/Head
$100
$80
$60
$40
$20
$0
98-Q1
99-Q1
01-Q1
02-Q1
04-Q1
05-Q1
07-Q1
08-Q1
10-Q1
11-Q1
13-Q1
14-Q1
16-Q1
17-Q1
19-Q1
20-Q1

USPB Deliveries to Iowa Premium

     In late 2019, USPB started accepting grid-cattle deliveries to National Beef’s Iowa Premium processing plant located in Tama, Iowa. The Tama facility was acquired by National Beef in summer 2019, and is located approximately 70 miles northeast of Des Moines, Iowa.

     Iowa Premium has had a great history of marketing high-quality beef products both domestically and internationally. All cattle delivered to Iowa Premium must be black-hided (eligible for Angus branded beef programs).

     The lease fee for Iowa delivery rights is $6 per head. These delivery rights are specific to the Tama facility and are leased directly from USPB. Pricing is based off the Iowa/Minnesota weekly weighted average carcass price from USDA for the week prior to delivery.

     Like USPB’s Kansas plants, the deadline to turn in cattle for Tama is noon on Tuesday of the week prior to processing.

     To obtain a copy of the Tama grid and learn more about delivery, contact the USPB office.

CattleTrace is Now U.S. CattleTrace

     CattleTrace, Inc., was created in August 2018 to establish an industry-driven program for animal disease traceability. The program was designed to effectively trace cattle and maintain a producer’s confidential contact information.

     Soon after its launch, USPB and National Beef announced an agreement to participate in and support the group and their objectives. Initial participants included Kansas State University, Kansas Livestock Association, the Kansas Department of Agriculture, USDA and other stakeholders including beef processors, feedlots, livestock auction facilities, seedstock and cow calf producers and others in the beef production chain.

     In the unfortunate event that a highly contagious disease situation materializes, individual traceability will be critical. The goal with CattleTrace is to demonstrate the feasibility of a traceback system using ultra high frequency (UHF) ear tags throughout all segments of the beef production chain.

     In addition, the development of an industry-wide cattle disease traceability system could potentially open the beef industry to additional export markets worldwide.

     Today, CattleTrace, Inc., is known as U.S. CattleTrace. The name change took effect in January, when Florida, Kentucky and Texas became part of the group. These states had previously developed and operated their own individual pilot programs and have since merged into U.S. CattleTrace.

     As of now, ten states are participating in the program — with more looking to get involved. Since its inception, there have been more than 535,000 “sightings” on the program.

     A ‘sight’ occurs when a tag is read and could involve a single ear tag read more than once at different locations as the calf moves through the production system.

     Beef producers at all levels are encouraged to participate in U.S. CattleTrace as the program continues to develop and fine tune its traceback systems.

     At the recent National Cattlemen’s Beef Association Summer Business Meeting in Denver, Colorado, a resolution was passed indicating strong support and encouraging producer participation in U.S. CattleTrace.

     More information is available at www.uscattletrace.org, or by contacting USPB’s Brian Bertelsen.

Current Updates for Beef Quality Assurance

     Starting in January 2019, all feedlots delivering to National Beef were required to be Beef Quality Assurance (BQA) certified. This same requirement for livestock transportation carriers became effective on January 1, 2020, when Beef Quality Assurance for Transportation (BQA-T) was instituted.

     At this time, customers of feedlots (ranchers and backgrounders) are not yet required to be BQA certified. Becoming certified can easily be accomplished at www.bqa.org. There, you can view a list of state coordinators with information regarding seminars and training in your area.

     When individuals and feedlots become BQA certified, they are sent a certificate that is valid for three years and will receive a notification when it is time to renew the certificate. Since its inception in the late 1970s, the BQA program has provided excellent information on combining well-known husbandry techniques with new and improved ways of raising cattle, along with an understanding of the latest in scientific data.

     Please understand that the BQA certification requirement is to satisfy the demands and expectations of today’s beef customers. Many feedlots, regardless of their size, have required new employees to personally become BQA certified. In addition, many seasoned livestock producers have commented on how much they’ve learned from the training.

     Not only does BQA certification confirm with customers that the beef they’re purchasing comes from farms, ranches and feedlots that have researched the latest and most innovative production measures, it also assures them that beef is produced in a safe, healthy and wholesome manner.

     There are many places to access the latest information on BQA. Producers can contact their state administrator or visit the website (www.bqa.org). Feel free to call USPB if we can be of assistance.

Did You Know…

  We can assist you in leasing out extra 2020 Class A delivery rights. Contact the USPB office for more information.

  If you have not completed and returned the tax election forms that were mailed to you, please do so as soon as possible.

  USPB Members and Associates send in a variety of information. Emailing us (uspb@uspb.com) is the best way to send your data.

  Please notify us if any of your contact information has changed.

  USPB Members receive a 15% discount from the Kansas City Steak Company when using “LOVEBEEF” as a code when ordering. Visit ww.kansascitysteaks.com to place an order or call 888-527-8325.

All-Time High Production for Kansas City Steak Company®

Putting premium beef on American dinner tables has revenue up 500% during shelter-in-place orders.

     Kansas City Steak Company’s April 2020 orders skyrocketed six-times year over year, increasing 50% over last April.

     With shelter-in-place orders shuttering much of the country, and many Americans wary of going to the store, and still others, not able to find what they want — demand for quality beef has been at an all-time high.

     “Obviously the pandemic has fundamentally altered many daily activities of families across the country. And while it’s been a tremendous challenge for our operation as well, it’s been a terrific opportunity for our business. New customers are coming to us in waves, and in a variety of ways,” said Bob Daberkow, Kansas City Steak Company’s director of marketing.

     “We’ve been capitalizing on pay-per-click and Google Shopping ads, as well as direct-mail pieces, and space advertising in newspapers and magazines. We’re getting in front of these new customers in hopes of creating lifelong relationships with them.”

     These relationships are the lifeblood of any business, but it’s specifically the case for Kansas City Steak. The massive influx in orders has led to an equally massive number of customer service calls, emails and comments for Kansas City Steak Company’s customer service team to field.

     All while working from home, in new circumstances, with five times the amount of incoming activity, and all without any extra staff on hand to help.

     There’s been a lot of heavy lifting, but as they’ve answered calls, responded to emails and messaged customers on Facebook, they’ve been privy to some pretty amazing customer stories.

     One such story comes from friends at The University of Kansas Health System (TUKHS). As part of a growing partnership with Kansas City Steak, their team started placing orders for their cafeteria in order for staff, patients and families to have grab-and-go goodness.

     Thrust into the nation’s spotlight, frontline healthcare workers spend all day on their feet serving, caring for and nurturing patients back to health, in the middle of a terrifying pandemic. And then when they’re finished, they still have to go to the grocery store to find ways to care for and serve their own families.

     As the crisis began to unfold, TUKHS wanted to do more. They wanted to take care of their people.

     In early March, TUKHS placed a large order for hot dogs, burgers, sirloins and potatoes, and put the product in the carryout area of their cafeteria. This time, they discounted the price of the products, and placed the items out for their employees to grab on the way home.

Allowing them, after a long, hard day of caring for others, to skip the store and head home to their families.

     That first order sold quickly, and TUKHS placed another right away.

     “Those healthcare workers spent a long day serving others. This is a way for them to be taken care of — by cutting out that grocery store trip. Even deeper than that, it cuts out an uncertain stop when they’re already worried about exposing others to the virus they’ve been battling for their whole shift,” explained Paul Ghekas, Kansas City Steak Company director of corporate sales.

     The team at Kansas City Steak Company has received a lot of calls, orders and stories just like that. And what’s more, customers on the other end of the phone would never know how stretched the team has been. They’d never know that their entire work culture and mode of operations were turned upside down. They’d never be able to tell that they’re in peak, holiday-mode production — with the same nonpeak, non-holiday staff.

     The marketing, sales, operations and customer service teams at Kansas City Steak Company describe the current work environment like an all-hands-on deck, start-up culture kind of environment.

     In the beginning, the switch to working remotely was a big undertaking. But Mike Pawela and his IT team enabled them to hit the ground running.

     And with the boom in business, they’ve also run into shortages making it difficult to get product out the door. Shortages of dry ice, Styrofoam and even operations labor. Difficult, but not impossible. They’ve still made sure that product is shipped the day after an order is placed.

     They’ve been juggling long labor hours from home, multiple tasks, new vendors — and yet, they’re basically performing like rock stars.

     “The team at our Osage Avenue cutting facility has been working tirelessly, going above and beyond to keep us in stock so we can keep providing steaks for our customers,” Daberkow said. “There’s no way we could have handled this enormous rush in orders without their dedication.”

     With millions of Americans searching for beef from the comfort and safety of their homes, worried about potential meat shortages, the Kansas City Steak team and product line have been a welcomed relief. Because of the team working in unison, the influx of new customers will likely lead to long-term, repeat, loyal purchasers.

     Beyond the order-number spike, the humanity behind the orders is what keeps the team motivated.

     “We’re hearing a lot of stories and gratitude from these new customers,” said Tina Boutelle, customer service manager.

     “We’re providing something that people are struggling to get. People were afraid of going to the grocery store in those first few weeks. And even if they did go, their meat selection was extremely limited. Being able to order our incredible products from the safety of their couch or kitchen table, gives them such comfort. And then when they actually get to eat and experience our products, well...the taste tells the whole story.”

     One such story came from a new customer: “I ordered the gift combo during the COVID-19 quarantine as a birthday present for my husband. We were not together because I had to be isolated. The delivery arrived promptly and my husband said it was the best birthday present he ever received. He is finding comfort enjoying the delicious steaks and pork chops.”

     It’s much more than enjoying really great beef. It’s avoiding a trip to the store, and the quality and consistency that’s delivered to your doorstep.

     It’s more about safety and peace of mind than anything else. Maybe like 500% worth.

From the Ranch: Securing a Legacy

     A tide rises all boats. That’s how Mary Ann Kniebel views USPB and its continuing impact on the cattle industry.

     Kniebel Cattle Company has 24 years of data that prove they’re better off having joined the group of cattlemen that is USPB.

     “Whether you’re a member or not, USPB has changed the way we finish cattle, the way we market cattle,” the rancher says. “Everyone fares better because of it.”

     Kniebel’s story is personal, one she recounts with gratitude as she tells of her family’s 1,000-head feedyard in the Flint Hills of Kansas. In addition to a registered herd of Red Angus and commercial cows, they farm and harvest the grain those finishing cattle need.

     “We felt the need to fill every waking moment,” she says with a grin.

     But times weren’t always so bright. In the early nineties, young and starting out, Mary Ann and her husband, Kevin, along with Kevin’s brother, Chuck, and his wife, Kim, wondered whether they’d be able to keep the historic feedyard going.

     A legacy born in 1878, Kniebel cattle had once been driven to the railhead, later trucked to Kansas City. A staple of the family’s heritage, they sought out a way to keep it afloat.

     Meanwhile a likeminded group of cattle producers and feeders had joined together in search of a way to get more for the quality calves they were producing. The Kniebels jumped aboard as founding members of USPB.

     “It was scary,” Kniebel says of those early days wondering if it all would work. “You’re young, borrowing money, and you’re hoping for a dream.

     “The thing is, the dream came true.”

     With 142 years of history behind them, Kniebel Cattle Company still holds true to the fact that they’ve never sold a calf; only cattle ready for harvest.

     “As cattle producers, you want to be in charge of your own destiny, do your own thing, but at some point you realize you can’t do everything yourself,” she says. “That’s the beauty of USPB. People with a shared vision take you so much further.”

     It’s little things, Kniebel says, that make all the difference when you take the advice of people you trust — like adding 30 days onto cattle to retain more value.

     “What we once thought was the most inefficient part of feeding was actually what could gain the most in carcass quality and premiums.”

     Subtle changes to the way they do business and a guaranteed market for their hard work has kept their operation profitable and sustainable for the fifth generation who just returned home.

     “We paid a lot of ‘tuition’ in those first loads, because we were used to feeding cattle the old-fashioned way,” Kniebel says.

     Today wisdom and experience run deep. If there’s a question, there’s usually someone on the other end of a phone call, ready and willing to lend advice.

     Beyond that, it’s the consumer who benefits from the strong current for quality beef and producers’ desire to raise it.

     “You give cattlemen a target, they’re going to hit it,” Kniebel says.

     Recent pens of their own finished cattle achieved 98 percent USDA Choice and Prime.

     A motivated bunch, the Kniebels turn their attention to the horizon, wondering what the next target might be, and eager to make it happen.

     “We have to continue to pay attention to what the consumer is demanding, possibly branch out beyond just being the best beef producers we can be. Maybe now we have to be the best advocates.”

     The Kniebels do their part by hosting second and third graders to the farm. Kids dig their hands in buckets of grain and walk the feedyard, catching a glimpse into the origin of the food they crave. It’s individuals doing their part to make the whole better.

     “My hope is when they get older, if they ever hear something negative about the beef industry, they’ll say, ‘I don’t remember seeing that. All I saw were good people.’”

Upcoming Sales

     Looking to enhance herd genetics this fall? Check out these sale dates for USPB’s Qualified Seedstock Suppliers.

Sept. 28	Nov. 6
Gardiner	Downey Ranch, Inc.
Angus Ranch	Kniebel Farms & Cattle Co.

Oct. 14	Nov. 20
Pelton Simmental/Red Angus	Heartland
Simmental & Angus
Oct. 28
Fink Beef Genetics	Nov. 21
Dalebanks Angus Inc.

For more information and links to sale details, visit www.uspremiumbeef.com.

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